Charles E. Miller                              Philip Bourdillon / Eugene Heller
President and CEO                              Silverman Heller Associates
303-651-0550                                   310-208-2550

ENGINEERING MEASUREMENTS COMPANY REPORTS

FISCAL 2001 SECOND-QUARTER RESULTS

LONGMONT, COLORADO - DECEMBER 15, 2000 - ENGINEERING MEASUREMENTS COMPANY (NASDAQ NM: EMCO) today reported results for the three months ended October 31, 2000. The Company's current fiscal year ends on April 30, 2001.

For the three months ended October 31, 2000 the Company reported net income of $50,000, or $0.01 per diluted share, on net sales of $3.0 million, compared to net income of $11,000 on net sales of $2.5 million in the second quarter of fiscal 2000. For the six months ended October 31, 2000 the Company reported a net loss of $73,000, or $0.02 per diluted share, on sales of $5.5 million, compared to net income of $16,000 on sales of $4.7 million in the comparable period a year ago.

At the end of the second quarter of fiscal 2001, Company had $4.0 million in working capital, no long-term debt, and stockholders' equity of $7.0 million.

As announced on July 6, 2000, the Company signed a merger agreement with Advanced Energy Industries, Inc. Under the terms of the agreement, EMCO securities holders would have received 900,000 shares of Advanced Energy stock in exchange for all of the securities of EMCO.

Due to a decline in Advanced Energy's stock price, the parties amended and restated the merger agreement as of October 20, 2000 to change the consideration payable by Advanced Energy to the EMCO shareholders from stock to cash. Under the amended and restated agreement, Advanced Energy will pay EMCO shareholders an aggregate of $30 million plus an amount equal to the cash exercise prices paid by EMCO option holders on any exercise of EMCO options between October 20, 2000 and the completion of the merger. The amended merger agreement will be voted on at a special meeting of shareholders scheduled to take place on January 2, 2001. The agreement, which does not require the approval of Advanced Energy's shareholders, is subject to the approval of two-thirds of EMCO's shareholders and certain other conditions detailed in a proxy statement dated December 1, 2000.

Engineering Measurements Company designs, manufactures, and markets electronic and electro-mechanical precision instruments for measuring and controlling the flow of liquids, steam, and gases, and also engages in contract electronic printed circuit board assembly.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The matters discussed in this news release contain comments and forward-looking statements based on current plans, expectations, events, and financial and industry trends which may affect the Company's future operating results and financial position. Such statements involve risks and uncertainties which cannot be predicted or quantified and which may cause future activities and results of operations to differ materially from those discussed above. The historical results achieved are not necessarily indicative of future prospects of the Company. For additional information, refer to the Company's filings with the Securities and Exchange Commission.

                        (Statements of Operations Follow)

                        ENGINEERING MEASUREMENTS COMPANY
                STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

                                                      Three Months Ended                       Six Months Ended
                                                          October 31,                             October 31,
                                                -------------------------------         -------------------------------
                                                    2000                1999               2000                 1999
                                                -----------         -----------         -----------         -----------
Sales                                           $ 3,042,248         $ 2,452,300         $ 5,504,379         $ 4,679,890
Cost of sales                                     1,661,873           1,457,149           3,136,139           2,814,062
                                                -----------         -----------         -----------         -----------
Gross margin on sales                             1,380,375             995,151           2,368,240           1,865,828
                                                -----------         -----------         -----------         -----------
Operating expenses:
  Selling                                           561,789             506,236           1,138,772             960,233
  General and administrative                        439,221             211,142             819,076             442,496
  Research and development                          328,020             222,192             595,322             459,819
                                                -----------         -----------         -----------         -----------
Total operating expenses                          1,329,030             939,570           2,553,170           1,862,548
                                                -----------         -----------         -----------         -----------
Income / (loss) from operations                      51,345              55,581            (184,930)              3,280
                                                -----------         -----------         -----------         -----------
Other income/(expense):
  Gain/(loss) on sale of stock                       (6,222)              1,395              (8,531)             16,380
  Interest expense                                     (265)               (110)               (273)               (274)
  Interest and Dividend Income                       15,640              13,713              32,708              27,152
  Other income                                       (2,700)              1,169               2,038               1,214
                                                -----------         -----------         -----------         -----------
Total other income                                    6,453              16,167              25,942              44,472

Income/(loss) from operations before
  income taxes                                       57,798              71,748            (158,988)             47,752
Income tax provision/(benefit)                        7,375              61,046             (85,724)             31,589
                                                -----------         -----------         -----------         -----------
Net income/(loss)                                    50,423              10,702         ($   73,264)        $    16,163
                                                ===========         ===========         ===========         ===========
Other comprehensive income
  Unrealized holding gain/(loss)                     (1,390)            (62,884)             11,790             (64,197)
  Tax benefit of stock option exercise               16,079              22,000             128,280              22,000
                                                -----------         -----------         -----------         -----------
Comprehensive income (loss)                          65,112             (30,182)             66,806             (26,034)
                                                ===========         ===========         ===========         ===========
Net earnings/(loss) per share                   $      0.01         $      0.00         ($     0.02)        $      0.00
Net earnings/(loss) per share on a fully
  diluted basis                                 $      0.01         $      0.00         ($     0.02)        $      0.00
                                                ===========         ===========         ===========         ===========
Weighted average number of
  shares outstanding                              4,228,092           4,068,194           4,187,342           4,061,438
                                                ===========         ===========         ===========         ===========